ARTICLES OF INCORPORATION

OF

JJ&R VENTURES, INC.

THE UNDERSIGNED, having associated ourselves together for the purpose of forming a corporation for the transaction of business and the promotion and conduct of the objects and purposes hereinafter stated, under the provisions of and subject to the requirements of the laws of the State of Nevada, do make, record and file these Articles of Incorporation, in writing, and we do hereby certify:

ARTICLE I
NAME
The name of this Corporation shall be: JJ&R VENTURES, INC.

ARTICLE II
PURPOSE
The purpose for which said Corporation is formed and the nature of the objects proposed to be transacted and carried on by it is to engage in any and all lawful activity, as provided by the laws of the State of Nevada.

ARTICLE III
CAPITAL STOCK
The total number of shares of all classes of capital stock which the Company shall have authority to issue is 205,000,000 shares (“Capital Stock”). The classes and the aggregate number of shares of each class of Capital Stock that the Company shall have authority to issue are as follows:

         (a) 200,000,000 shares of common stock, $0.0001 par value ("Common Stock");

(b)	5,000,000 shares of preferred stock, $0.0001 par value ("Preferred Stock").

ARTICLE IV
GOVERNING BOARD
The members of the Governing Board of the Corporation are styled Directors. The initial board of directors shall consist of two members. The names and post office address of the First Board of Directors are as follows:
FIRST BOARD OF DIRECTORS
Name     Address

Deborah Flores   251 Jeanell Dr., Suite 3
                                                       Carson City, NV 89703

ARTICLE V
INCORPORATOR
The name and address of the incorporator signing these Articles of Incorporation, who is above the age of eighteen (18) years, is as follows:
Name     Address

Cletha A. Walstrand   1322 Pachua
                                                                 Ivins, UT 84738

ARTICLE VI
RESIDENT AGENT
The name and address of the Resident Agent is as follows:
Name     Address

Corporate Advisory Services  251 Jeanell Dr., Suite 3
                                                                  Carson City, NV 89703

ARTICLE VII
INDEMNIFICATION
No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of an Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE VIII
ACQUISITION OF CONTROLLING INTEREST
The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision. No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of control by any person or any transaction with an interested stockholder occurring prior to such amendment or repeal.

ARTICLE IX
COMBINATIONS WITH INTERESTED STOCKHOLDERS
The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.
IN WITNESS WHEREOF, I have hereunto subscribed my name this 28th day of February 2007.

                                                                /s/ Cletha A. Walstrand